Exhibit 99.1

SEALY REPORTS RECORD REVENUE AND A 4.1% INCREASE IN THIRD QUARTER NET INCOME

HIGH POINT, North Carolina (October 15, 2003) – Sealy Corporation, the world’s largest manufacturer of bedding products, today announced results for the fiscal third quarter ending August 31, 2003.

For the quarter, Sealy reported net sales of $324.9 million, an increase of 3.6% from $313.6 million for the same period a year ago. Net income was $8.7 million, compared with $8.4 million a year earlier. Earnings before interest, taxes, depreciation and amortization (EBITDA) were $38.1 million, compared with $42.1 million a year earlier.

For the nine months ended August 31, 2003, Sealy reported net sales of $883.0 million, a 2.4% decrease from $905.1 million for the same period a year ago. Net income was $16.8 million, compared with $8.4 million a year ago. Year-to-date EBITDA was $97.6 million compared with $90.6 million a year earlier.

Reported net sales reflect Sealy’s adoption of Financial Accounting Standards Board Emerging Issues Task Force (EITF) 01-09, “Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor’s Product.” Under EITF 01-09, cash consideration is a reduction of revenue, unless specific criteria are met regarding goods or services that the vendor may receive in return for this consideration. Historically, Sealy classified costs such as volume rebates and promotional money as marketing and selling expenses. These costs are now classified as a reduction of revenue. This had the effect of reducing net sales and selling, general and administrative (SG&A) expenses each by $14.2 million and $36.8 million for the three and nine months ended August 31, 2003, and $17.3 million and $40.0 million for the three and nine months ended September 1, 2002. These changes did not affect the Company’s financial position or results of operations.

“During the third quarter we began shipping our new innovative Sealy Posturepedic® product line” said David J. McIlquham, Sealy’s President and Chief Executive Officer. “The initial response has been extremely positive as demonstrated by the momentum in our Domestic Bedding business. Additionally, I am pleased with the significant progress we have made on our other key initiatives. We continue to improve our balance sheet through strong operating results and improved working capital management. During the year, we have reduced our net debt by $25.4 million.”

On June 16, 2003, the Company began shipping its new Sealy Posturepedic® line, which represents Sealy’s first branded offering with a one-sided design. The new design features an industry-first UniCased TM. Construction that optimizes the performance of the Posturepedic innerspring by creating a stable feel and providing uniform comfort across the entire mattress. “The new Sealy Posturepedic was developed after extensive product development and consumer research. We have received positive response, with retailers and consumers, to the product introduction and are extremely excited about this great new design. The UniCased™ Construction, exclusive to Sealy, resembles the unibody construction found in most automobiles today. The end result is a new design that creates the most comfortable bed available. You can see and feel the difference as soon as you lie down on it,” said McIlquham.

In addition, during this months’ Fall International Home Furnishings Market, Stearns & Foster® will introduce its new line of one-sided mattresses, which features the new TripLCased™ system. This system reflects another innovative design that advances Stearns & Foster® authentic foam encased technology and delivers unsurpassed comfort, support and durability. The new Stearns & Foster® line will be rolled out to retailers in the first half of 2004.

Sealy is the largest bedding manufacturer in the world with net sales of $1.2 billion in 2002. The Company manufactures and markets a broad range of mattresses and foundations under the Sealy®, Sealy Posturepedic®, Stearns & Foster®, and Bassett® brands. Sealy employs more than 6,000 individuals, has 30 plants, and sells its products to 3,200 customers with more than 7,400 retail outlets worldwide. Sealy is also a leading supplier to the hospitality industry. For more information, please visit www.sealy.com.

This document contains forward-looking statements within the meaning of the safe harbor provisions of the Securities Litigation Reform Act of 1995. Terms such as “expect,” “believe,” “continue,” and “grow,” as well as similar comments, are forward-looking in nature. Although the Company believes its growth plans are based upon reasonable assumptions, it can give no assurances that such expectations can be attained. Factors that could cause actual results to differ materially from the Company’s expectations include: general business and economic conditions, competitive factors, raw materials purchasing, and fluctuations in demand. Please refer to the Company’s Securities and Exchange Commission filings for further information.

Sealy also announced its quarterly conference call for Tuesday, October 21, 2003 at 1 pm EST. The dial-in number is: (800) 450-0818 (Domestic), (612) 332-0418 (International).

Selected Consolidated Unaudited Financial Data

(Dollars in thousands)

	For the quarter ended August 31, 2003	For the quarter ended September 1, 2002
INCOME STATEMENT DATA:
Net Sales	$324,941	$313,607
Gross Profit	$135,974	$131,251
Net Income	$8,697	$8,354

OTHER DATA:
EBITDA[1]	$38,149	$42,110
Capital Expenditures, net	$3,428	$3,794

1 For a description of the components of EBITDA, see the table included later in this release.

Selected Consolidated Unaudited Financial Data

(Dollars in thousands)

	For the nine months ended August 31, 2003	For the nine months ended September 1, 2002
INCOME STATEMENT DATA:
Net Sales	$883,028	$905,135
Gross Profit	$366,756	$387,507
Net Income	$ 16,772	$ 8,408
OTHER DATA:
EBITDA[1]	$ 97,552	$ 90,638
Capital Expenditures, Net	$ 9,337	$ 11,508

1 For a description of the components of EBITDA, see the table included later in this release

SEALY CORPORATION

Consolidated Balance Sheets

(in thousands)

(unaudited)

	August 31, 2003	December 1, 2002*
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$45,003	$27,443
Accounts receivable—Non-affiliates, net	197,955	164,742
Accounts receivable—Affiliates, net	2,721	3,753
Inventories	56,369	53,387
Prepaid expenses, deferred taxes and other current assets	44,340	42,698

	346,388	292,023

Property, plant and equipment—at cost	294,604	280,626
Less: accumulated depreciation	(122,610)	(106,701)

	171,994	173,925
Other assets:
Goodwill	379,977	374,946
Other intangibles, net	4,802	5,078
Long-term notes receivable	12,022	12,022
Investments in and advances to affiliates	—	12,950
Debt issuance costs, net, and other assets	30,828	34,004

	427,629	439,000

	$946,011	$904,948

Liabilities and Stockholders’ (Deficit)
Current liabilities:
Current portion of long-term obligations	$23,262	$33,338
Accounts payable	98,557	69,090
Accrued interest	12,189	14,263
Accrued incentives and advertising	42,228	41,530
Accrued compensation	20,760	24,482
Other accrued expenses	43,904	43,497

	240,900	226,200

Long-term obligations, net	722,099	719,896
Other noncurrent liabilities	46,966	46,805
Deferred income taxes	21,347	27,787

Stockholders’ (deficit) equity:
Common stock	323	321
Additional paid-in capital	146,226	146,140
Accumulated deficit	(202,994)	(219,766)
Accumulated other comprehensive loss	(15,792)	(29,371)
Common stock held in treasury, at cost	(13,064)	(13,064)

	(85,301)	(115,740)

	$946,011	$904,948

* Condensed from audited financial statements.

SEALY CORPORATION

Condensed Consolidated Statements of Operations

(in thousands)

(unaudited)

	Quarter Ended
	August 31, 2003	September 1, 2002
Net sales—Non-affiliates	$318,326	$275,065
Net sales—Affiliates	6,615	38,542

Total net sales	324,941	313,607

Cost of goods sold—Non-affiliates	185,170	160,873
Cost of goods sold—Affiliates	3,797	21,483

Total cost of goods sold	188,967	182,356

Gross profit	135,974	131,251

Selling, general and administrative	105,617	97,079
Stock based compensation	492	491
Amortization of intangibles	287	144
Royalty income, net	(3,064)	(2,900)

Income from operations	32,642	36,437
Interest expense	17,662	16,884
Other (income) expense, net	(246)	(149)

Income before income tax expense	15,226	19,702
Income tax expense	6,529	11,348

Net income	$8,697	$8,354

SEALY CORPORATION

Condensed Consolidated Statements of Operations

(in thousands)

(unaudited)

	Nine Months Ended
	August 31, 2003	September 1, 2002
Net sales—Non-affiliates	$857,348	$787,295
Net sales—Affiliates	25,680	117,840

Total net sales	883,028	905,135

Cost of goods sold—Non-affiliates	501,191	453,857
Cost of goods sold—Affiliates	15,081	63,771

Total cost of goods sold	516,272	517,628

Gross profit	366,756	387,507

Selling, general and administrative	290,990	310,436
Stock based compensation	1,482	1,719
Business closure charge	—	5,802
Amortization of intangibles	820	412
Royalty income, net	(8,625)	(8,498)

Income from operations	82,089	77,636
Interest expense	51,614	54,374
Other expense, net	1,255	3,439

Income before income tax expense	29,220	19,823
Income tax expense	12,448	11,415

Net income	$16,772	$8,408

SEALY CORPORATION

Consolidated Statements Of Cash Flows

(in thousands)

(unaudited)

	Nine Months Ended
	August 31, 2003	September 1, 2002
Net cash provided by operating activities	$29,314	$68,978

Cash flows from investing activities:
Purchase of property, plant and equipment, net	(9,337)	(11,508)
Cash received from (paid on) affiliate note and investment	13,611	(12,500)
Restricted cash collateralizing outstanding letters of credit	—	(14,930)
Other	—	(1,636)

Net cash provided by (used in) investing activities	4,274	(40,574)
Cash flows from financing activities:
Treasury stock repurchase, including direct expenses	—	(801)
Proceeds from issuance of long-term obligations	51,500	—
Prepayment of Tranche debt	(49,000)	—
Repayments of long-term obligations, net	(14,756)	(14,007)
Equity issuances	88	432
Purchase of interest rate cap agreement	—	(625)
Debt issuance costs	(3,860)	—

Net cash used in financing activities	(16,028)	(15,001)
Change in cash and cash equivalents	17,560	13,403
Cash and cash equivalents:
Beginning of period	27,443	12,010

End of period	$45,003	$25,413

The following table sets forth a reconciliation of net income to EBITDA for the quarters ended August 31, 2003 and September 1, 2002. EBITDA is calculated by adding interest expense, income tax expense (benefit), depreciation and amortization of intangibles to income (loss) before extraordinary item and cumulative effect of change in accounting principle. EBITDA is presented because the Company considers it to be a measure of Sealy’s ability to incur and service debt. The Company’s debt agreements also include restrictive covenants that are based on performance measures tied to its EBITDA, as defined in those agreements. In addition, the Company bases its assessment on the recoverability of its indefinite-lived goodwill on a multiple of “adjusted” EBITDA. The Company’s Board of Directors also uses “adjusted” EBITDA as a basis for determining the fair market value of the stock at the grant date for stock option issuances. EBITDA does not represent net income or cash flow from operations as those terms are defined by generally accepted accounting principles (“GAAP”) and does not necessarily indicate whether cash flows will be sufficient to fund cash needs.

	For the Quarter Ended August 31, 2003	For the Quarter Ended September 1, 2002
EBITDA:
Net income	$8,697	$8,354
Interest	17,662	16,884
Depreciation	4,974	5,380
Amortization	287	144
Income taxes	6,529	11,348

EBITDA	$38,149	$42,110

The following table sets forth a reconciliation of net income to EBITDA for the nine months ended August 31, 2003 and September 1, 2002. EBITDA is calculated by adding interest expense, income tax expense (benefit), depreciation and amortization of intangibles to income (loss) before extraordinary item and cumulative effect of change in accounting principle. EBITDA is presented because the Company considers it to be a measure of Sealy’s ability to incur and service debt. The Company’s debt agreements also include restrictive covenants that are based on performance measures tied to its EBITDA, as defined in those agreements. In addition, the Company bases its assessment on the recoverability of its indefinite-lived goodwill on a multiple of “adjusted” EBITDA. The Company’s Board of Directors also uses “adjusted” EBITDA as a basis for determining the fair market value of the stock at the grant date for stock option issuances. EBITDA does not represent net income or cash flow from operations as those terms are defined by generally accepted accounting principles (“GAAP”) and does not necessarily indicate whether cash flows will be sufficient to fund cash needs.

	For the Nine Months Ended August 31, 2003	For the Nine Months Ended September 1, 2002
EBITDA:
Net income	$16,772	$8,408
Interest	51,614	54,374
Depreciation	15,898	16,029
Amortization	820	412
Income taxes	12,448	11,415

EBITDA	$97,552	$90,638